Exhibit 99.10

FEDERAL DEPOSIT INSURANCE CORPORATION

WASHINGTON, D.C. 20006

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 24, 2020

AMALGAMATED BANK

(Exact name of registrant as specified in its charter)

New York	13-4920330
(State or other jurisdiction of incorporation)	(IRS employer identification no.)

275 Seventh Avenue, New York, New York	10001
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 895-8988

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.01 par value per share	AMAL	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR § 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR § 240.12b-2).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.05	Costs Associated with Exit or Disposal Activities.

The information included in Item 7.01 regarding the branch closure is incorporated by reference into this Item 2.05.

Item 7.01	Regulation FD Disclosure.

On June 24, 2020, the Bank notified the Federal Deposit Insurance Company and the New York Department of Financial Services of its intention to close the following branches: Burnside Branch located at 66-96 East Burnside Ave., Bronx, NY 10453; Flushing Branch located at 70-23 Parsons Blvd., Flushing, NY 11365; Long Island City Branch located at 36-16/18 21st St., Long Island City, NY 11106; Sunset Park Branch located at 4502-4504 Fifth Ave., Brooklyn, NY 11220; Roosevelt Island Branch located at 619 Main St., New York, NY 10044. Wall Street Branch located at 52 Broadway, New York, NY 10004. On June 25, 2020 the impacted customers and employees were notified of the same. The affected branches are low traffic and the Bank expects to fully serve the affected customers through its remaining branch network and electronic services.

As a result of the branch closures, the Bank expects to realize approximately a $4.4 million reduction in annual operating expense as a result of the branch closures, which will not be fully realized until sometime in 2021. The Bank expects to take a charge of approximately $7.9 million related to the closures in the second and third quarter of 2020, with potential for smaller charges or recoveries in future quarters as leases are fully exited.

The branch closures and divestures are in the interest of operational efficiency and are part of the Bank’s disclosed strategic initiatives to improve the performance and overall condition of the Bank.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMALGAMATED BANK

By:	/s/ Keith Mestrich
Name:	Keith Mestrich
Title:	Chief Executive Officer and President

Date: June 26, 2020